Exhibit 99.1

Update on Independent Preliminary Economic Assessment Report from Fluor Corporation

LEXINGTON, Ky., July 8, 2025, Ramaco Resources, Inc. (NASDAQ: METC, METCB) ("Ramaco" or the "Company") announces that on July 9 it will receive the Preliminary Economic Assessment (the “PEA”) of Ramaco’s Brook Mine from the Fluor Corporation. The PEA will be presented to the Ramaco Board of Directors (the “Board”) at its Board meeting tomorrow. Following Fluor's presentation to the Board and the Board's opportunity to review, Ramaco expects to release a summary of the updated information to its website this week.

About Ramaco Resources, Inc.

Ramaco Resources, Inc. is an operator and developer of high-quality, low-cost metallurgical coal in southern West Virginia, and southwestern Virginia and a developing producer of coal, rare earth and critical minerals in Wyoming. Its executive offices are in Lexington, Kentucky, with operational offices in Charleston, West Virginia and Sheridan, Wyoming. The Company currently has four active metallurgical coal mining complexes in Central Appalachia and one coal mine and rare earth development near Sheridan, Wyoming in the initial stages of production. In 2023, the Company announced that a major deposit of primary magnetic rare earths and critical minerals was discovered at its mine near Sheridan, Wyoming. Contiguous to the Wyoming mine, the Company operates a carbon research and pilot facility related to the production of advanced carbon products and materials from coal. In connection with these activities, it holds a body of roughly 76 intellectual property patents, pending applications, exclusive licensing agreements and various trademarks. News and additional information about Ramaco Resources, including filings with the Securities and Exchange Commission, are available at https://www.ramacoresources.com. For more information, contact investor relations at (859) 244-7455.

Point of Contact:

INVESTOR RELATIONS:

info@ramacometc.com

or 859-244-7455

SOURCE Ramaco Resources, Inc.